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                                  Exhibit 2(A)




                            ASSET PURCHASE AGREEMENT


                                     between


                            SENECA FOODS CORPORATION


                                       and


                            CURTICE BURNS FOODS, INC.














                                Dated May 5, 1997




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                                TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS......................................................1
         Adjustment Amount...................................................1
         Applicable Contract.................................................1
         Assets..............................................................1
         Assigned Contracts..................................................1
         Assumed Liabilities.................................................1
         Best Efforts........................................................2
         Breach..............................................................2
         Business............................................................2
         Business Information and Records....................................3
         Buyer...............................................................3
         Closing.............................................................3
         Closing Date........................................................3
         Confidentiality Agreement...........................................3
         Consent.............................................................3
         Contemplated Transactions...........................................3
         Contract............................................................3
         Damages.............................................................3
         Disclosure Memorandum...............................................3
         Encumbrance.........................................................3
         Environment.........................................................3
         Environmental, Health, and Safety Liabilities.......................4
         Environmental Law...................................................4
         Equipment...........................................................5
         ERISA...............................................................5
         Excluded Assets.....................................................5
         Facilities..........................................................5
         GAAP................................................................6
         Governmental Authorization..........................................6
         Governmental Body...................................................6
         Hazardous Activity..................................................6
         Hazardous Materials.................................................6
         HSR Act.............................................................6
         Intellectual Property Rights........................................6
         Inventory...........................................................6
         IRC.................................................................7
         IRS.................................................................7
         Legal Requirement...................................................7
         Occupational Safety and Health Law..................................7
         Order...............................................................7
         Permitted Encumbrances..............................................7
         Permitted Title Exceptions..........................................7
         Person..............................................................7
         Prepaid Items.......................................................7
         Proceeding..........................................................7
         Related Person......................................................8
         Release.............................................................8
         Representative......................................................8
         Retained Liabilities................................................8
         Scheduled Closing Date..............................................8
         Seller   ...........................................................8
         Tax      ...........................................................8
         Tax Return..........................................................8
         Threatened..........................................................8
         Transferred Employees...............................................8

ARTICLE 2 - SALE AND TRANSFER OF ASSETS; CLOSING.............................9
         2.1      Assets.....................................................9
         2.2      Purchase Price.............................................9
         2.3      Closing....................................................9
         2.4      Liabilities Assumed and Retained...........................9
         2.5      Seller's Closing Obligations...............................9
         2.6      Buyer's Closing Obligations...............................10
         2.7      Estimated Purchase Price..................................10
         2.8      Adjustment Procedure......................................10
         2.9      Intentionally Omitted.....................................11
         2.10     Employee Matters..........................................11
         2.11     Consent of Third Parties..................................12
         2.12     Payment of Taxes..........................................13
         2.13     Proration of Taxes, Rents and Utilities...................13
         2.14     Silgan Agreement..........................................13

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF SELLER........................13
         3.1      Organization and Good Standing............................13
         3.2      Authority.................................................13
         3.3      No Conflict...............................................14
         3.4      Consents..................................................14
         3.5      Financial Statements......................................14
         3.6      Title to Properties; Encumbrances.........................14
         3.7      Condition and Sufficiency of Assets.......................15
         3.8      Inventory.................................................15
         3.9      No Undisclosed Liabilities................................15
         3.10     Taxes.....................................................15
         3.11     No Material Adverse Change................................15
         3.12     Benefit Plans.............................................15
         3.13     ERISA Compliance..........................................16
         3.14     Employee Relations........................................18
         3.15     Compliance with Legal Requirements........................18
         3.16     Governmental Authorizations...............................18
         3.17     Legal Proceedings; Orders.................................19
         3.18     Absence of Certain Changes and Events.....................19
         3.19     Identification of Contracts...............................20
         3.20     No Contract Defaults......................................21
         3.21     Insurance.................................................21
         3.22     Environmental Matters.....................................22
         3.23     Intellectual Property.....................................23
         3.24     Disclosure................................................23
         3.25     Relationships with Related Persons........................23
         3.26     Brokers or Finders........................................23

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF BUYER.........................23
         4.1      Organization and Good Standing............................23
         4.2      Authority.................................................23
         4.3      No Conflict...............................................24
         4.4      Consents..................................................24
         4.5      Certain Proceedings.......................................24
         4.6      Brokers or Finders........................................24

ARTICLE 5 - COVENANTS OF SELLER PRIOR TO CLOSING DATE.......................24
         5.1      Access and Investigation..................................24
         5.2      Operation of the Business of Seller.......................25
         5.3      Negative Covenant.........................................25
         5.4      Required Approvals........................................25
         5.5      Notification..............................................25
         5.6      No Negotiation............................................26
         5.7      Best Efforts..............................................26
         5.8      Survey and Title Reports..................................26

ARTICLE 6 - COVENANTS OF BUYER PRIOR TO CLOSING DATE........................26
         6.1      Approvals of Governmental Bodies..........................26
         6.2      Best Efforts..............................................26

ARTICLE 7 - CONDITIONS TO BUYER'S OBLIGATION TO CLOSE.......................26
         7.1      Accuracy of Representations...............................27
         7.2      Seller's Performance......................................27
         7.3      Consents..................................................27
         7.4      Additional Documents......................................27
         7.6      No Proceedings............................................28

ARTICLE 8 - CONDITIONS TO SELLER'S  OBLIGATION TO CLOSE.....................28
         8.1      Accuracy of Representations...............................28
         8.2      Buyer's Performance.......................................28
         8.3      Consents..................................................28
         8.4      Additional Documents......................................28
         8.5      No Proceedings............................................29

ARTICLE 9 - TERMINATION.....................................................29
         9.1      Termination Events........................................29
         9.2      Effect of Termination.....................................30

ARTICLE 10 - INDEMNIFICATION; REMEDIES......................................30
         10.1     Survival..................................................30
         10.2     Indemnification and Payment of Damages by Seller..........30
         10.3     Indemnification and Payment of Damages:
                  Environmental Matters.....................................31
         10.4     Indemnification and Payment of Damages by Buyer...........31
         10.5     Calculation of Damages....................................31
         10.6     Time Limitations..........................................32
         10.7     Limitations on Amount of Liability of Seller..............32
         10.8     Procedure for Indemnification - Third Party Claims........33
         10.9     Procedure for Indemnification - Other Claims..............33
         10.10    Exclusive Remedy..........................................33

ARTICLE 11 - GENERAL PROVISIONS.............................................34
         11.1     Expenses..................................................34
         11.2     Bulk Sales Laws...........................................34
         11.3     Books and Records.........................................34
         11.4     Public Announcements......................................34
         11.5     Notices...................................................34
         11.6     Jurisdiction; Service of Process..........................35
         11.7     Further Assurances........................................35
         11.8     Waiver....................................................35
         11.9     Entire Agreement and Modification.........................36
         11.10Disclosure Memorandum.........................................36
         11.11Assignments, Successors, and No Third-Party Rights............36
         11.12Severability..................................................36
         11.13Section Headings, Construction................................37
         11.14Time of Essence...............................................37
         11.15Governing Law.................................................37
         11.16Counterparts..................................................37
         11.17Non-solicitation..............................................37
         11.18Modifications for Inventory Assignment........................38



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                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement ("Agreement") is made as of May 5, 1997, by Seneca Foods Corporation, a New York corporation ("Buyer"),and Curtice Burns Foods, Inc., a New York corporation ("Seller").

         WHEREAS, Buyer has offered to buy, and Seller has offered to sell, substantially all of the assets used in the canned vegetable business of Seller,

         The parties, intending to be legally bound, agree as follows:

ARTICLE 1 - DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 1:

         Adjustment Amount has the meaning set forth in Section 2.8.

         Applicable Contract means any Contract relating to Business or the Assets (a) under which Seller has or may acquire any rights, (b) under which Seller has or may become subject to any obligation or liability, or (c) by which Seller or any of the Assets is or may become bound.

         Assets means certain of the tangible and intangible property of Seller used in Seller's Business as of the close of business on the Closing Date, including Facilities, Equipment, Inventory, Intellectual Property Rights, Business Information and Records, Assigned Contracts, Prepaid Items, and goodwill, but excluding the Excluded Assets.

         Assigned Contracts means, subject to Section 2.11, all leases of Equipment, and all licenses, commitments, purchase orders, sales orders, rebate programs, and other Applicable Contracts, including any right to receive payment for products sold or services rendered, and to receive goods and services, pursuant to such Contracts, and to assert claims and take other rightful actions in respect of breaches, defaults and other violations thereof, all of which are disclosed as Assigned Contracts in the Disclosure Memorandum delivered by Seller to Buyer. Except as listed in Schedule A approved by Buyer, insurance policies are not Assigned Contracts. Seller's collective bargaining agreements pertaining to truck drivers at the Leroy Facility and to certain employees at the Leicester Facility in a bargaining unit represented by the International Association of Machinists and Aerospace Workers are not Assigned Contracts. The Supply Agreement between Silgan Containers Corporation and Seller (the "Silgan Agreement") is not an Assigned Contract, but shall be governed by the provision of Section 2.14 of this Agreement.

         Assumed Liabilities means the following (and only the following) liabilities and obligations of Seller with respect to the Business:

         (a) obligations for the sale and delivery of products of Seller not shipped prior to the close of business on the Closing Date under open sales orders, open bids and sales contracts included in the Assigned Contracts;

         (b) obligations of Seller for the purchase of raw materials, supplies and repair and maintenance materials (except Excluded Assets) not received prior to the close of business on the Closing Date and not included in the Inventory under open supply contracts, purchase orders and commitments included in the Assigned Contracts;

         (c) liabilities and obligations of Seller arising under the Assigned Contracts in accordance with their respective terms, subject to the limitation of paragraph (e) below;

         (d) all liabilities and obligations of Seller (other than federal, state or local income tax or franchise tax liabilities) reflected or reserved against (but only to the extent so reflected or reserved against) on the Closing Schedule, but only if and to the extent the same have not been paid or discharged prior to the Closing Date;

         (e) all liabilities and obligations associated with or relating to the Assets or the Business which accrue and arise after the Closing Date, but the following are not Assumed Liabilities: (i) liabilities with respect to the wholesomeness, safety and quality of products of Seller shipped prior to the close of business on the Closing Date or in the Inventory, (ii) Environmental, Health and Safety Liabilities for which indemnification is provided under Section 10.3 and (iii) except as is specifically assumed by Buyer under Section 10, any liability to employees of Seller under any contract, collective bargaining agreement, benefit plan or other agreement or Legal Requirement and any liability of Seller under any contract specifically excluded from the definition of Assigned Contracts.

         Best Efforts means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously and as reasonably possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

         Breach. A "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

         Business means the canned vegetable business of Seller, as currently conducted and proposed to be conducted at its Leicester, New York plant and through its LeRoy, New York distribution center, and specifically including any raw product, work in process or finished goods inventory attributable to the canned vegetable business at Seller's Oakfield, New York plant, but specifically excluding (i) Seller's sauerkraut and glass beet business, (ii) Seller's canned carrot and canned asparagus business in Michigan, and (iii) all activities associated with items (i) and (ii).

         Business Information and Records means all correspondence, files, documents, records and information (in any form or medium) of Seller pertaining to the Assets of the Business being sold.

         Buyer means Seneca Foods Corporation, a New York corporation.

         Closing has the meaning set forth in Section 2.3.

         Closing Date means the date and time as of which the Closing actually takes place.

         Confidentiality Agreement means the confidentiality agreement, dated October 25, 1996, executed by Buyer for the benefit of Seller.

         Consent means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         Contemplated Transactions means all of the transactions contemplated by this Agreement, including:

         (a) the sale of the Assets by Seller to Buyer;

         (b) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and

         (c) Buyer's acquisition and ownership of the Assets.

         Contract means any express agreement, contract, obligation, promise, or undertaking (whether written or oral) that is legally binding.

         Damages has the meaning set forth in Section 10.2.

         Disclosure Memorandum means the Disclosure Memorandum delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

         Encumbrance means any charge, claim, community property interest, easement, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         Environment means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

         Environmental, Health, and Safety Liabilities means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

         (a) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

         (b) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

         (c) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., as amended ("CERCLA").

         Environmental   Law  means  any  Legal   Requirement  or   Governmental
Authorization that requires or relates to:

         (a) advising appropriate authorities, employees, and the public of intended or actual releases of Hazardous Materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

         (b) preventing or reducing to acceptable levels the release of Hazardous Materials into the Environment;

         (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

         (d) protecting natural resources, species, or ecological amenities;

         (e) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials, or other potentially harmful substances;

         (f) cleaning up Hazardous Materials that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

         (g) making responsible parties pay private parties, or groups of them, for damages done to the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         Equipment means all rights of Seller in any machinery, equipment, spare parts, change parts, vehicles, furniture, fixtures, tools, and supplies owned, leased or otherwise possessed by Seller which are used in the Business, and any manuals, product literature, and manufacturer's warranties and representations that relate to the foregoing; Equipment shall not include any spare parts, change parts, or supplies which are Excluded Assets.

         ERISA means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         Excluded Assets means the following assets of Seller as of the close of business on the Closing Date:

         (a) all bank accounts and cash and cash equivalent items on hand or on deposit other than Prepaid Items;

         (b) all accounts receivables of the Seller pertaining to the Business;

         (c) the sauerkraut and glass beet businesses in New York, and the canned carrot and canned asparagus business in Michigan, and all other businesses of Seller other than the Business and all assets relating thereto, including specifically the Greenwood, Silver Floss, and other trademarks of the businesses not used in the Business;

         (d) computer equipment, including hardware, software, and related items used in the LeRoy distribution center except as listed on Schedule B. Schedule B items will be transferred to Seneca.

         (e) rights to or claims for refunds, overpayments or rebates of Taxes pertaining to the Business for periods ending on or prior to the Closing Date.

         (f) all Governmental Authorizations to the extent they are not assignable or transferable.

         (g) such spare parts, change parts and supplies as Buyer shall reject after a reasonable opportunity to review the inventories of these classes of assets for their asset value.

         (h) obsolete inventory items, including without limitation obsolete labels. Facilities means all real property, including structures, fixtures, and improvements located thereon or attached thereto, in Seller's Leicester, New York plant located at Route 36, Leicester, New York; and in Seller's LeRoy, New York distribution center located at Lent Avenue, LeRoy, New York.

         GAAP means generally accepted accounting principles, applied on a basis consistent with the basis on which the Financial Statements referred to in
Section 3.5 were prepared.

         Governmental Authorization means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         Governmental Body means any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign.

         Hazardous Activity means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use of Hazardous Materials in, on, under, or from the Facilities or any part thereof into the Environment.

         Hazardous Materials means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, harmful or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law or Occupational Safety and Health Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         Intellectual Property Rights means all rights of Seller in and to the trademark "Blue Boy", "Blue Label", Monroe", "Ritter", "Orchard Farm", and "Golden Butter Beans" (except as currently used by Seller relating to products which are not part of the Business), and all rights of Seller in and to any other patents, trademarks, trade names, service marks, copyrights, know-how, trade secrets, confidential information, customer lists, technical information, data, process technology, plans, drawings, blue prints, and other proprietary intellectual property rights, used by Seller in the Business pertaining to the Assets to be sold.

         Inventory means all inventories of Seller used in the Business, including raw materials, work-in-process, finished goods, component parts, returned goods, stores and supplies, labeling and packaging items, shipping containers and other materials, and subject to Section 2.11, third party manufacturers' warranties applicable to the inventories.

         IRC means the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         IRS means the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of the Treasury.

         Legal Requirement means any existing or prior federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         Occupational Safety and Health Law means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

         Order means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.
         Permitted  Encumbrances  means (a) security  interests securing Assumed
Liabilities, (b) liens for current taxes not yet due, and (c) minor Encumbrances, if any, which, individually and in the aggregate, are not substantial in amount, do not materially detract from the value or impair the use of the property subject thereto, or materially impair the Business.

         Permitted Title Exceptions means the following: (a) non-delinquent liens for taxes or special assessments; (b) utility, access and other easements and rights-of-way, restrictions and exceptions, other than those referred to in
(c) below, that counsel rendering a title opinion, a title insurer, or an independent engineer certifies will not materially interfere with the present or intended specific improvements or uses of the Facilities and provided that structures and other improvements at the Facilities are not located on the easements; and (c) restrictions, easements and encumbrances, if any, set forth in the materials previously delivered by Seller to Buyer.

         Person means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         Prepaid Items means all prepaid expenses relating to the Assets and Assumed Liabilities, including spare parts, prepaid Taxes (except prepaid federal, state or local income taxes or franchise taxes, if any) and all advances, credits and security, utility and other deposits, but excluding any pre-paid manufacturing expense of the Business.

         Proceeding means any action, arbitration, hearing, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         Related Person means: (a) with respect to a particular individual, each other member of such individual's Family and any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; and (b) with respect to a specified Person other than an individual, any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person and each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity). For purposes of this definition, the "Family" of an individual includes (a) the individual, (b) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including any such relative by adoption) of the individual, and (c) any other natural person who resides with such individual.

         Release means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

         Representative means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         Retained Liabilities has the meaning set forth in Section 2.4.

         Scheduled Closing Date has the meaning set forth in Section 2.3.

         Seller means Curtice Burns Foods, Inc., a New York corporation.

         Tax means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body.

         Tax Return means any return (including any information return), report, statement, schedule, notice, form, or other document required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         Threatened. A claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any written or oral demand or statement has been made or any written notice has been given that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

         Transferred Employees has the meaning set forth in Section 2.10.


ARTICLE 2 - SALE AND TRANSFER OF ASSETS; CLOSING

         2.1 Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell, transfer, convey and assign to Buyer, and Buyer will purchase from Seller, all of the Assets, but not the Excluded Assets. Buyer agrees that Seller may assign its right to purchase all or a portion of the Inventory to Al Rajhi Banking and Investment Corp., as assignee. Seller will transfer good title to the Assets to Buyer, and, if applicable, Buyer's permitted assignee, free and clear of all Encumbrances, except for Permitted Title Exceptions and Permitted Encumbrances.

         2.2 Purchase Price. The purchase price (the "Purchase Price") for the Assets will be the net book value of the Assets less the book value of the Assumed Liabilities, estimated as set forth in Section 2.7 and adjusted after the Closing in accordance with Section 2.8; provided, however, that any Inventory which is obsolete with a market value lower than its net book value, shall be sold at its market value and provided further that if Buyer and Seller cannot agree to the market value of such obsolete inventory, such obsolete Inventory shall be an Excluded Asset.

         2.3 Closing. The purchase and sale provided for in this Agreement (the "Closing") shall take place at the offices of Harris Beach & Wilcox, LLP, The Granite Building, 130 East Main Street, Rochester, New York 14604, at 10:00 a.m. (local time) on the later of (a) May 5, 1997 or (b) the date that is two business days following the termination of the applicable waiting period under the HSR Act ("Scheduled Closing Date")

         2.4 Liabilities Assumed and Retained. On the Closing Date, Seller shall assign to Buyer, and Buyer shall assume and agree to perform and discharge in accordance with their respective terms, the Assumed Liabilities. Except for the Assumed Liabilities, Buyer shall not assume any liabilities, obligations or undertakings of Seller of any nature whatsoever, whether fixed or contingent, known or unknown. Seller shall be responsible for all of the liabilities, obligations and undertakings of Seller not specifically assumed by Buyer (the "Retained Liabilities") and Seller agrees to pay, perform or discharge the Retained Liabilities in accordance with their respective terms.

         2.5 Seller's Closing Obligations. At the Closing, Seller will deliver to Buyer:

                  2.5.1 Deeds, bills of sale, assignments, and other instruments of transfer and conveyance for the Assets satisfactory in form and substance to counsel to Buyer.

                  2.5.2 A certificate executed by an executive officer of Seller representing and warranting to Buyer that except as otherwise stated in such certificate, each of Seller's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Memorandum that were delivered by Seller to Buyer prior to the Closing Date in accordance with Section 5.5). Simultaneously with such deliveries, Seller shall take all additional steps as may be reasonably necessary to put Buyer in possession and operating control of the Assets and the Business.

         2.6 Buyer's Closing Obligations. At the Closing, Buyer will deliver to Seller:

                  2.6.1 The Purchase Price, as estimated by Seller based on the most recent information available three business days prior to the Closing Date (the "Estimated Purchase Price"), by wire transfer of immediately available funds to such account as Seller shall designate in writing.

                  2.6.2 An instrument of assumption with respect to the Assumed Liabilities and the Assigned Contracts in form and substance reasonably satisfactory to counsel to Seller.

                  2.6.3 A certificate executed by an executive officer of Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date.

         2.7 Estimated Purchase Price. The Estimated Purchase Price shall mean the estimated net book value as of the Closing Date of the Assets less the estimated book value of the Assumed Liabilities determined based on the most recent information available three business days prior to the Closing Date.

         2.8      Adjustment Procedure

                  2.8.1 Seller will prepare as of the Closing Date a capital employed schedule ("Closing Schedule") pertaining to the Assets of the Business to be sold, and the Assumed Liabilities, including a computation of the Adjustment Amount. Seller will deliver the Closing Schedule to Buyer within thirty days after the Closing. If within fifteen days following delivery of the Closing Schedule, Buyer has not given Seller notice of its objection to the Closing Schedule (such notice must contain a statement of the basis of Buyer's objection), then the net book value of the Assets, the book value of the Assumed Liabilities, and the Adjustment Amount reflected in the Closing Schedule will be used in adjusting the Estimated Purchase Price in accordance with this Section
2.8. If Buyer gives such notice of objection, and the parties are unable to resolve such objection within thirty (30) days after receipt by Seller of such objection, then the parties shall submit the dispute to a Big-Six public accounting firm mutually acceptable to and independent from Buyer and Seller (the "Accountant") for resolution. If issues in dispute are submitted to the Accountant for resolution, (i) each party will furnish to the Accountant such work papers and other documents and information relating to the disputed issues as the Accountant may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present to the Accountant any material relating to the determination and to discuss the determination with the Accountant; (ii) the determination by the Accountant, as set forth in a notice delivered to both parties by the Accountant, will be binding and conclusive on the parties; and (iii) Buyer and Seller will each bear 50% of the fees of the Accountant for such determination.

                  2.8.2 The Adjustment  Amount shall be the  difference  between
(i) the net book value determined pursuant to Section 2.8.1. and (ii) the net book value of the Assets determined for purposes of the Estimated Purchase Price pursuant to Section 2.7. The Estimated Purchase Price shall be adjusted by the Adjustment Amount and payment of the Adjustment Amount shall be made in accordance with Section 2.8.3.

                  2.8.3 On or before the tenth business day following the final determination of the Adjustment Amount, if the Adjustment Amount is a positive number, Buyer will pay the difference to Seller, and if the Adjustment Amount is a negative number, Seller will pay the difference to Buyer. All payments will be made together with interest at 7.5% per annum beginning on the Closing Date and ending on the date of payment. Payments must be made in immediately available funds. Payments to Buyer or Seller shall be made by wire transfer to such bank account as such party will specify.

                  2.8.4 Buyer and Seller agree that the party which receives credit for any sale to a third-party shall be responsible for any liability for rebates, bill back allowances, reclamation claims, pricing claims, promotional and pricing audit claims which a customer deducts with respect to that sale. For any such deductions which occur on or before June 30, 2000, the parties agree to reconcile the amount of such liabilities and the sales to which such liabilities pertain. The party charged with such liability shall remit to the other party the amount of such liability promptly after such liability is determined by the parties. Buyer agrees to continue through June 30, 1997 any annual sales program of Seller in place as of the Closing Date.

         2.9      Intentionally Omitted.





         2.10 Employee Matters. At Closing, Buyer shall offer employment to all nonseasonal full-time employees of Seller in the Business who are actively at work or on vacation ("Transferred Employees") as of the Closing Date, but excluding those employees specifically listed in Section 2.10 of the Disclosure Memorandum. As to nonseasonal full-time employees in the Business who are not actively at work on the Closing Date, Buyer shall make offers of employment to such employees on their return to work from leave status (or as otherwise required under any collective bargaining agreement assumed by Buyer) in which event such employees who accept employment shall also become Transferred Employees. It is the intent of the parties that such employees who are not actively at work on the Closing Date shall remain the responsibility of Seller until their actual return to work from leave status and hire by the Buyer. Upon the Closing Date, Seller shall provide Buyer with a list of the employees who are not actively at work with a description of the reason for each employee's leave of absence (e.g. workers compensation claim, disability, etc.) and an estimate, if available, of the date each employee is anticipated to be able to return to work from leave status.

                  2.10.1   Non-Union   Transferred   Employees.   For  non-union
transferred Employees, all terms, including benefits, of each offer to Transferred Employees shall be on terms set by Buyer; provided, however, that
(i) for the purpose of termination benefits provided under Buyer's termination plan(s), the Transferred Employees' combined period of service with Buyer and Seller shall be taken into account, (ii) for eligibility and vesting purposes only under any pension plan(s) of Buyer, the Transferred Employees' service with Seller shall be taken into account, and (iii) for eligibility purposes under any health insurance or health benefit plans, or in any vacation program or other benefit plan of Buyer providing a waiting period, the Transferred Employees' service with Seller shall be taken into account. Non-Union Transferred Employees rate of accrual of vacation pay under Buyer's vacation policy or program shall not be at a rate lower than the Transferred Employee's accrual rate with Seller as of the Closing Date. The eligibility for and coverage of the non-union Transferred Employees in any health insurance or health benefit plan of Buyer shall be determined without regard to any pre-existing condition provisions of Buyer's plans unless such conditions were precluded from coverage under the Seller's plans as of the Closing Date. Nothing in this Agreement shall constitute a guarantee that any Transferred Employee shall be entitled to remain in the employment of Buyer for any specified period of time. Nothing in this Agreement shall prohibit Buyer from changing the terms of employment of any Transferred Employee following the Closing Date. Seller shall be responsible and liable, and Buyer shall not be responsible and liable, for all obligations to any Transferred Employee who is offered employment by Buyer but refuses to accept such employment, including, without limitation, compliance (if required) with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). Buyer shall refrain from engaging in any plant closing, mass layoff, or employment loss within the meaning of the Worker's Adjustment and Retraining Notification Act of 1988, as amended ("WARN Act") for a period of ninety (90) days after the Closing Date unless the Buyer has fully complied with the WARN Act. Seller shall be responsible for compliance with the WARN Act for any such plant closing, mass layoff, or employment loss which occurs on or before the Closing Date.

         2.11 Consent of Third Parties. This Agreement shall not constitute an agreement to assign any interest in any Contract or Governmental Authorization or any claim, right or benefit arising thereunder or resulting therefrom, if an assignment or agreement to assign without the Consent of a third party would constitute a breach or a violation thereof or affect adversely the rights of Buyer or Seller thereunder. If a Consent of a third party that is required in order to assign any such interest is not obtained prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely affect the ability of Seller to convey its interest to Buyer, Seller will cooperate with Buyer in any lawful and reasonable arrangement to provide that Buyer shall receive the interest of Seller in the benefits under any such Contract or Governmental Authorization, including performance by Seller as agent except where prohibited by law; and any transfer or assignment to Buyer or by Seller of any interest under any such Contract or Governmental Authorization that requires the Consent of a third party shall be made subject to such Consent being obtained. This Section 2.11 shall not constitute a waiver under Section 7.3.

         2.12 Payment of Taxes. Buyer shall pay all Taxes (other than federal, state or local income taxes, real property transfer taxes, or franchise taxes) that arise as a result of the sale of the Assets by Seller to Buyer under this Agreement.

         2.13 Proration of Taxes, Rents and Utilities. All ad valorem real and personal property taxes and charges on any of the Assets, all rents payable with respect to the Assets, and all charges for water, gas, electricity, sewer, drainage or other utility services relating to the Business will be prorated as of the Closing Date (net of any Prepaid Items and accrued expenses included on the Closing Schedule).

         2.14 Silgan Agreement. The Silgan Agreement shall apply to the extent specified in this Section 2.14 to the Business being transferred by Seller to Buyer; provided, however, that beginning on the first anniversary of the Closing Date and continuing through the termination of such Silgan Agreement, the Seller shall be responsible for the excess, if any, of the cost of containers used in the Business under such Silgan Agreement over the cost at which Buyer can produce the containers used in the Business, such excess to be paid by Seller either (a) directly to Silgan Containers Corporation if Buyer makes payments for such containers to Seller or (b) to Buyer if Buyer makes payments for such containers directly to Silgan Containers Corporation.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows, except as set forth in the Disclosure Memorandum:

         3.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York, with all requisite corporate power to conduct the Business, to own or use the Assets, and to perform all its obligations under Applicable Contracts. Seller is not required to be qualified to do business as a foreign corporation in any other state or jurisdiction in which the failure to be so qualified (individually or in the aggregate) is likely to have a material adverse effect on the Assets or the Business.

         3.2 Authority. This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has all requisite corporate power to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation and performance of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Seller.

         3.3      No Conflict.      Neither the execution and delivery of this
Agreement by Seller nor the consummation or performance of any of the Contemplated Transactions by Seller will, directly or indirectly (with or without notice or lapse of time):

                  3.3.1  Contravene,  conflict with, or result in a violation of
(a) any provision of the organizational documents of Seller, or (b) any resolution adopted by the board of directors or the stockholders of Seller;

                  3.3.2 Contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Seller or any of the Assets is subject;

                  3.3.3 Contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Business or any of the Assets.

                  3.3.4 Contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Assigned Contract; or

                  3.3.5 Result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

         3.4 Consents. Except as set forth in Section 3.4 of the Disclosure Memorandum, Seller is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         3.5 Financial Statements. Seller has delivered to Buyer a capital employed schedule for the Business as of the end of its fiscal year ending in June 1996 and as of the end of its fiscal month ending in December 1996, and the related profit and loss statements pertaining to the Business for the periods ending as of the same dates (the "Financial Statements"), as well as various interim financial information and schedules pertaining to the Business. Such Financial Statements fairly present the financial condition and the results of operations, and cash flow of the Business as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP.

         3.6 Title to Properties; Encumbrances. Seller has delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which Seller acquired the Facilities and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Seller and relating to the Facilities. Seller owns (with good and marketable title in the case of the Facilities, subject only to Permitted Title Exceptions) all the Assets. The Facilities are free and clear of all Encumbrances and are not subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature, except Permitted Title Exceptions. In the case of Assets other than the Facilities, the Assets are owned free and clear of all Encumbrances, except Permitted Encumbrances.

         3.7 Condition and Sufficiency of Assets. The Facilities and material pieces of Equipment are in adequate condition for the uses to which they are being put, and are not in need of maintenance or repairs, except for ordinary, routine maintenance and repairs. The Assets are sufficient for the continued conduct of the Business in the same manner as it has been conducted for the period of two years prior to Closing. The Assets may be operated "as is" and are in compliance with Legal Requirements applicable to the Assets and the Business.

         3.8 Inventory. All Inventory consists of a quality and quantity usable or salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Closing Schedule or on the accounting records of Seller as of the Closing Date, as the case may be. All Inventory not written off has been priced at the lower of last cost or market on a first in, first out basis. The quantities of each item of Inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of Seller. All Inventory is in compliance with all Legal Requirements pertaining to it, including without limitation all laws and regulations relating to the wholesomeness of food for human consumption.

         3.9 No Undisclosed Liabilities. To Sellers' knowledge, Seller has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) that are of the type required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP or described in the notes thereto, except for liabilities or obligations reflected or reserved against in the Financial Statements or Closing Schedule, and liabilities incurred in the ordinary course of business since the respective dates thereof.

         3.10 Taxes. Seller has timely filed all Tax Returns that are or were required to be filed by it pursuant to applicable Legal Requirements, except for possible noncompliance that will not, individually or in the aggregate, have a material adverse effect on the Assets or the Business. All Tax Returns filed by Seller are true, correct, and complete in all material respects.

         3.11 No Material Adverse Change. Since the date of the Financial Statements, there has not been any material adverse change in the Assets or the Business.

         3.12 Benefit Plans. Section 3.12 of the Disclosure Memorandum contains a true, correct and complete list of all of the following to which Seller is a party or by which Seller is bound pertaining to the Transferred
Employees:

                  3.12.1 Contracts with officers and employees, copies of which have been supplied to the Buyer.

                  3.12.2 Collective bargaining agreements, union contracts, labor agreements, conciliation agreements or contracts with any labor union or other representative of Transferred Employees, copies of which have been supplied to the Buyer.

                  3.12.3 Pension, profit-sharing, bonus, commission, retirement, stock option, other employee benefit or welfare plans or other similar plans or arrangements.

                  3.12.4 All arbitration, grievance dispositions, and other dispositions of employment-related conflicts with respect to the employee of the Business, occurring since December 31, 1991. In addition, copies of published employment policies have been made available to the Buyer for review. Buyer has been advised by Seller of all employment policies or practices of the Seller which may be binding upon the Seller as a successor employer of the Seller and copies of any such employment policies or practices which are in writing are set forth in Section 3.12.4 of the Disclosure Memorandum.


         3.13 ERISA Compliance. Except as set forth in Section 3.13 of the Disclosure Memorandum.

                  3.13.1 No employee benefit plan maintained by Seller in which any of the Transferred Employees participate is a "multi employer plan" as defined in Section 3(37)(a) of ERISA.

                  3.13.2 (a) Since December 31, 1991, Seller has not terminated any plan that is an "employee pension benefit plan" as described in Section 3(2) of ERISA, and no condition presently exists that could result in such termination under Section 4042 of ERISA.

                           (b)      No "reportable event" (as defined in Section
4043 of ERISA) has occurred with respect to an employee pension benefit plan maintained by Seller for which notice to the Pension Benefit Guaranty Corporation is required pursuant to regulations under Section 4043 of ERISA.

                           (c)      Seller has not engaged in any "prohibited
transaction" as defined in Section 406 of ERISA that is not exempt under Section 407 and 408 of ERISA.

                           (d)      No employee, officer or director of Seller
or any person for whom Seller is directly or indirectly responsible, whether by way of indemnity or otherwise, has engaged in a prohibited transaction that is not exempt under Section 405 or 408 of ERISA.

                           (e)      Seller has complied in all material respects
with the reporting and disclosure requirements of Part I of ERISA.

                           (f)      There is no accumulated funding deficiency
as defined in Section 412 of the Code with respect to any employee benefit plan maintained by Seller.

                           (g)      Each employee benefit plan of Seller which
is an employee pension benefit plan (as such term is defined in ERISA Section 3(2)) intended to qualify under the Code has received a favorable determination letter as to its qualification under the Code and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

                           (h)      All employee liabilities for employees of
Seller arising under each employee benefit plan for which any employees of Seller participate have been accounted for in a manner satisfying the requirements of FAS 87, 88, 106 and 112.

                           (i)      There are no actions, suits or claims
(other than routine claims for benefits in the ordinary course) pending, or to Seller's best knowledge, threatened with respect to any employee benefit plan of Seller, and to Seller's best knowledge, there are no facts which could give rise to any such actions, suits or claims (other than routine claims for benefits in the ordinary course).

                           (j)      No event has occurred and no condition
exists that would subject Seller or Buyer to any Tax under Chapter 43 of the Code or to a fine under ERISA Section 502(c) with respect to any employee benefit plan of Seller.

                           (k)      All contributions and insurance premiums
under any employee benefit plans of Seller required to have been paid as of the Closing Date have been, and all contributions and premiums required to be paid by Seller as of the Closing Date under any other employee benefit plans in which employees of Seller participate have been paid.

                           (l)      The execution and delivery of this Agreement
by Seller, and the consummation of the transactions contemplated hereunder, will not result in any obligation or liability (with respect to accrued benefits or otherwise) under any employee benefit plan of Seller to any employee or former employee of Seller.

                           (m)      For each employee benefit plan of Seller
which is an employee welfare benefit plan  (within  the  meaning  of ERISA
Section  3(1)) (a  "Welfare  Plan"),  the following is true:

      (i).....each such Welfare Plan intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements.

                                    (ii)....there is no VEBA maintained with
respect to any such Welfare Plan;

                                    (iii)...there is no disqualified benefit (as
such term is defined in Code Section 4976(b)) which would subject Seller to Tax under Code Section 4976(a);

                                    (iv)....each such Welfare Plan which is a
group health plan (as such term is defined in Code Section 5000(b)(1)) complies and has complied with the applicable requirements of Code Section 4980B and the applicable provisions of the Social Security Act; and

                                    (v).....each such Welfare Plan (including
any such plan covering former employees of the Seller) may be amended or terminated by Seller on or at any time after the Closing Date.

                           (n)      No asset of Seller is the subject of a lien
arising under Section 302(f) of ERISA or Section 412(n) of the Code.

         3.14   Employee   Relations........Section   3.14  of  the   Disclosure
Memorandum contains a list of each employee of Seller (who shall be a Transferred Employee) and each such employee's years of service, salary and grade. Since December 31, 1993, there has not been, there is not presently pending or existing, and, to Seller's knowledge, there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process,
(b) any Proceeding against Seller relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any Governmental Body or any pending grievance or arbitration proceeding or any material workers' compensation claims that, if resolved adversely to Seller, would have an adverse affect on the Assets or the Business; or (c) any application for certification of a collective bargaining agent, or request for recognition as a collective bargaining representative. Seller has complied with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, rights of disabled persons, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, Occupational Safety and Health, and plant closing, except for possible noncompliance that will not, individually or in the aggregate, have an adverse effect on the Assets or the Business.

         3.15 Compliance with Legal Requirements. Seller is in compliance with each Legal Requirement that is applicable to it or to the conduct or operation of the Business or the ownership or use of any of the Assets, except for possible noncompliance that will not, individually or in the aggregate, have an adverse effect on the Assets or the Business. Seller has not received, at any time since December 31, 1993 any written notice from any Governmental Body or any other Person regarding any violation of, or failure to comply with, any Legal Requirement.

         3.16 Governmental Authorizations. Seller has in effect all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate the Business and to permit Seller to own and use the Assets in the manner in which it currently owns and uses such Assets, except for Governmental Authorizations the absence of which will not, individually or in the aggregate, have a material adverse effect on the Assets or the Business. Seller is in compliance with all of the terms and requirements of each such Governmental Authorization, except for possible noncompliance that will not, individually or in the aggregate, have a material adverse effect on the Assets or the Business. Seller has not received, at any time since December 31, 1993, any written notice or, to Seller's best knowledge, any other type of notice from any Governmental Body or any other Person regarding (a) any violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization.

         3.17 Legal Proceedings; Orders. There is no pending Proceeding that has been commenced by or against Seller: (a) that if resolved adversely to Seller, individually or in the aggregate, would have a material adverse affect on the Assets or the Business; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the knowledge of Seller, no such Proceeding has been Threatened. There is no Order to which Seller or any of the Assets is subject.

         3.18 Absence of Certain Changes and Events. Since the date of the Financial Statements, Seller has conducted the Business only in the ordinary course of business and there has not been any:

                  3.18.1 Increase by Seller of any salaries or other future compensation to any employee (except in the ordinary course of business) or entry into any employment, severance, or similar Contract extending beyond the Closing Date with any employee;

                  3.18.2 Adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of Seller;

                  3.18.3 Damage to or destruction or loss of any Equipment or Facility, whether or not covered by insurance, materially and adversely affecting the Assets or the Business.

                  3.18.4 Termination of, or receipt of notice of termination of any material Applicable Contract;

                  3.18.5 Sale (other than sales of Inventory in the ordinary course of business), lease, or other disposition of any Asset that is material to the Business or pledge, or imposition of any Encumbrance on any such Asset;

                  3.18.6 Cancellation or waiver of any claims or rights with a material value to Seller;

                  3.18.7 Material change in the accounting methods used by Seller; or

                  3.18.8   Contract by Seller to do any of the foregoing.

         3.19 Identification of Contracts. Section 3.19 of the Disclosure Memorandum contains a complete and accurate list, as of the date of this Agreement, and Seller has made available to Buyer, true and complete copies, of:

                  3.19.1 Each Applicable Contract pertaining to the Business that involves performance of services or delivery of goods or materials by Seller of an amount or value in excess of $10,000;

                  3.19.2 Each Applicable Contract pertaining to the Business that involves performance of services or delivery of goods or materials to Seller of an amount or value in excess of $10,000;

                  3.19.3 Each Applicable Contract pertaining to the Business that was not entered into in the ordinary course of business and that involves expenditures or receipts of Seller in excess of $10,000;

                  3.19.4 Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract pertaining to the Business affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 that have remaining terms of less than one year or that are terminable without penalty on not more than 90 days' notice);

                  3.19.5 Each joint venture, partnership, and other Applicable Contract (however named) pertaining to the Business involving a sharing of profits, losses, costs, or liabilities by Seller with any other Person;

                  3.19.6 Each Applicable Contract pertaining to the Business containing covenants that in any way purport to restrict the business activity of Seller or limit the freedom of Seller to engage in any line of business or to compete with any Person;

                  3.19.7 Each Applicable Contract pertaining to the Business providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                  3.19.8 Each Applicable Contract pertaining to the Business for capital expenditures in excess of $25,000;

                  3.19.9 Each Applicable Contract which confers a material benefit with respect to the Assets or Business or imposes a material limitation on the use of the Assets or the conduct of Business.

                  3.19.10 Each written warranty, guaranty, and or other similar undertaking pertaining to the Business with respect to contractual performance extended by Seller other than in the ordinary course of business; and

                  3.19.11 Each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

         3.20 No Contract Defaults. Each Contract identified or required to be identified in the Disclosure Memorandum is in full force and effect and is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. Seller is in compliance with all applicable terms and requirements of each Contract under which Seller has or had any obligation or liability or by which Seller or any of the Assets is or was bound, except for possible noncompliance that is not likely, individually or in the aggregate, to have a material adverse effect on the Assets or the Business. No event has occurred or circumstance exists that (with or without notice or lapse of time) contravenes, conflicts with, or results in a violation or breach of, or gives any Person other than Seller the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract in a manner that, individually or in the aggregate, would have a material adverse effect on the Assets or the Business. Seller has not received from any other Person, at any time since December 31, 1993, any notice regarding any violation or breach of, or default under, any Contract. There are no ongoing renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Contracts with any Person.

         3.21     Insurance.

                  3.21.1 All insurance policies to which Seller is a party or that provide coverage to Seller pertaining to the Business: (a) are valid, outstanding, and enforceable; (b) are issued by an insurer that is financially sound and reputable; (c) taken together, provide adequate insurance coverage for the Assets and the Business for all risks normally insured against by a Person carrying on the same business as Seller; (d) are sufficient for compliance with all Legal Requirements and Contracts to which Seller is a party or by which any of them is bound; and (e) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of Seller.

                  3.21.2 Seller has not received (a) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (b) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                  3.21.3 Seller has paid all premiums due, and has otherwise performed all of it obligations, under each policy pertaining to the Business to which Seller is a party or that provides coverage to Seller.

         3.22     Environmental Matters.

                  3.22.1 Seller is in compliance with, and is not in violation of or liable under, any Environmental Law, except for possible noncompliance, violations and liabilities that do not, individually or in the aggregate, have a material adverse effect on the Assets or the Business. Since December 31, 1993, Seller has not received any order or written notice from (a) any Governmental Body or private citizen acting in the public interest, or (b) the prior owner or operator of any Facilities, of any violation or failure to comply with any Environmental Law, or of any obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) pertaining to the Business in which Seller has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller pertaining to the Business..

                  3.22.2 There are no material Encumbrances resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) pertaining to the Business in which Seller has or had an interest.

                  3.22.3 Since December 31, 1993, Seller has not received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication from (a) any Governmental Body or (b) the owner of any real property or other facility that relates to Hazardous Activity, Hazardous Materials, or any alleged violation or failure to comply with any Environmental Law, or of any alleged obligation to undertake or bear the cost of any
Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) pertaining to the Business in which Seller had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  3.22.4 Seller does not have any Environmental, Health, and Safety Liabilities that, individually or in the aggregate, will have a material adverse effect on the Assets or the Business with respect to the Facilities or, to the knowledge of Seller, with respect to any other properties and assets (whether real, personal, or mixed) pertaining to the Business in which Seller (or any predecessor), has or had an interest.

                  3.22.5 Neither Seller, nor to the knowledge of Seller, any other Person, has conducted any Hazardous Activity with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) pertaining to the Business in which Seller has or had an interest, except in a manner that is either in compliance with applicable Environmental Laws or, if not so complying, will not have a material adverse effect on the Assets or the Business.

                  3.22.6 There has been no Release of any Hazardous Materials at or from the Facilities that will have a material adverse effect on the Assets or the Business.

                  3.22.7 Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Shareholders or Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Seller pertaining to the Business. A list of the environmental due diligence materials supplied by Seller to Buyer is set forth in Section 3.22.7 of the Disclosure Memorandum.

         3.23  Intellectual  Property.  Seller owns,  or is validly  licensed or otherwise has the right to use, all Intellectual Property Rights that are material to the conduct of the Business. No claims are pending or, to the knowledge of Seller, Threatened that Seller is infringing or otherwise adversely affecting the rights of any Person with regard to any patent, trademark, trade name, service mark, copyrights, know-how, trade secret, confidential information, customer list, technical information, data, process technology, plans, drawings, blue prints, and other proprietary intellectual property rights to Seller's knowledge, no Person is infringing the rights of Seller with respect to any Intellectual Property Right. All Intellectual Property Rights of Seller which are used in, or pertain to, the Business are listed in Section 3.23 of the Disclosure Memorandum.

         3.24 Disclosure. No representation or warranty of Seller in this Agreement and no statement in the Disclosure Memorandum omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

         3.25 Relationships with Related Persons. Except as disclosed in Section
3.25 of the Disclosure Memorandum, no Related Person of Seller has, or since December 31, 1993 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Business.

         3.26  Brokers  or  Finders.   Seller  has  incurred  no  obligation  or
liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York.

         4.2 Authority. This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Raw Product Supply Agreement, Reciprocal Co-Pack Agreement, Glass Beet Co-Pack Agreement, and Warehouse and Distribution Agreement ("Buyer's Closing Agreements"), Buyer's Closing Agreements will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their terms. Buyer has all requisite corporate power to execute and deliver this Agreement and Buyer's Closing Agreements and to perform its obligations under this Agreement and Buyer's Closing Agreements. The execution and delivery of this Agreement and
Buyer's Closing Agreements and the consummation and performance of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Buyer.

         4.3 No Conflict. Except as set forth in Exhibit B, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                  4.3.1    Any provision of Buyer's organizational documents;

                  4.3.2 Any resolution adopted by the board of directors or the stockholders of Buyer;

                  4.3.3 Any Legal Requirement or Order to which Buyer is subject; or

                  4.3.4 Any Contract to which Buyer is a party or by which Buyer may be bound.

         4.4 Consents. Except as set forth in Exhibit C, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         4.5 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's knowledge, no such Proceeding has been Threatened.

         4.6 Brokers or Finders. Buyer has incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

ARTICLE 5 - COVENANTS OF SELLER PRIOR TO CLOSING DATE

         5.1 Access and Investigation. Between the date of this Agreement and the Closing Date, Seller and its Representatives will (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to Seller's personnel, properties
(including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

         5.2 Operation of the Business of Seller. Between the date of this Agreement and the Closing Date, Seller will: (a) conduct the Business only in the ordinary course of business; (b) use its Best Efforts to preserve intact the current organization of Seller pertaining to the Business, keep available the services of the current officers, employees, and agents of Seller in the Business, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with Seller pertaining to the Business; (c) confer with Buyer concerning operational matters pertaining to the Business of a material nature; and (d) otherwise report periodically to Buyer concerning the status of the Business.

         5.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not, without the prior consent of Buyer (which may not be unreasonably withheld), take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in
Section 3.18 is likely to occur.

         5.4 Required Approvals. Seller will make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Seller will (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Exhibit C (including taking all actions reasonably requested by Buyer to cause early termination of any applicable waiting period under the HSR Act).

         5.5 Notification. Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller's representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such facts or conditions require any changes in the Disclosure Memorandum if the Disclosure Memorandum were dated the Closing Date, Seller will deliver to Buyer prior to the Closing a supplement to the Disclosure Memorandum specifying such changes. During the same period, Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

         5.6 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article 9, Seller will not, and will cause each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the Business or Assets (other than in the ordinary course of business) of Seller, or any of the capital stock of Seller, or any merger, consolidation, business combination, or similar transaction involving Seller.

         5.7 Best Efforts. Seller will use its Best Efforts to cause the conditions in Articles 7 and 8 to be satisfied on or before the Scheduled Closing Date, and to cause the Closing to occur on the Scheduled Closing Date, or as soon thereafter as reasonably practicable.

         5.8 Survey and Title Reports. Seller shall provide to Buyer, at Seller's expense, on or before April 25, 1997: an instrument survey of each parcel constituting the Facilities, showing both the boundaries of such parcel, and the location of all buildings, improvements and easements affecting the Facilities, certified to Buyer and such other Persons as Buyer may reasonably request; fully guaranteed tax, title and United States Court searches dated or redated after the date of this Agreement; a title insurance commitment for each parcel in the amount of the net book value on Seller's books of each parcel; and UCC searches against Seller in the appropriate offices of New York State, Livingston County, and Genesee County. Seller shall pay the title insurance premium at Closing.

ARTICLE 6 - COVENANTS OF BUYER PRIOR TO CLOSING DATE

         6.1 Approvals of Governmental Bodies. Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to (a) cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Seller in obtaining all Consents identified in the Disclosure Memorandum.

         6.2 Best Efforts. Buyer will use its Best Efforts to cause the conditions in Articles 7 and 8 to be satisfied on or before the Scheduled Closing Date, and to cause the Closing to occur on the Scheduled Closing Date, or as soon thereafter as reasonably practicable.


ARTICLE 7 - CONDITIONS TO BUYER'S OBLIGATION TO CLOSE

         Buyer's obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

         7.1      Accuracy of Representations

                  7.1.1 All of Seller's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and, except as contemplated or permitted by this Agreement, must be accurate in all material respects as if made on the Closing Date, without giving effect to any supplement to the Disclosure Memorandum.

                  7.1.2 Each of Seller's representations and warranties that is qualified as to materiality must have been accurate in all respects as of the date of this Agreement, and, except as contemplated or permitted by this Agreement, must be accurate in all respects as if made on the Closing Date, without giving effect to any supplement to the Disclosure Memorandum.

         7.2      Seller's Performance

                  7.2.1 All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

                  7.2.2 Each document required to be delivered pursuant to Sections 2.5 and 2.11 must have been delivered.

         7.3 Consents. Each of the Consents required to be obtained from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions (except Consents the absence of which is not likely to have a material adverse effect on the Assets, the Business or Buyer) must have been obtained and must be in full force and effect.

         7.4 Additional Documents. Each of the following documents must have been delivered to Buyer:

                  7.4.1 An opinion of Harris Beach & Wilcox, LLP, dated the Closing Date, in the form of Exhibit D.

                  7.4.2 Such other documents as Buyer may reasonably request for the purpose of (a) enabling its counsel to provide the opinion referred to in
Section 8.4.1, (b) evidencing the accuracy of any of Seller's representations and warranties, (c) evidencing the performance or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller,
(d) evidencing the satisfaction of any condition referred to in this Article 7, or (e) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

                  7.4.3 The Raw Product Supply Agreement, Reciprocal Co-Pack Agreement, Glass Beet Co-Pack Agreement, and Warehouse and Distribution Agreement.

         7.5 Collective Bargaining Agreements. Buyer shall have entered into arrangements satisfactory to it with the collective bargaining representative of the bargaining unit Transferred Employees at the Leicester Facility.

         7.6 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that is likely to have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

ARTICLE 8 - CONDITIONS TO SELLER'S  OBLIGATION TO CLOSE

         Seller's obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

         8.1 Accuracy of Representations. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and, except as contemplated or permitted by this Agreement, must be accurate in all material respects as if made on the Closing Date.

         8.2      Buyer's Performance

                  8.2.1 All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

                  8.2.2 Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Sections 2.6 and 2.11, and must have made the cash payment(s) required to be made by Buyer pursuant to Section 2.6.1.

         8.3 Consents. Each of the Consents required to be obtained from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions (except Consents the absence of which is not likely to have a material adverse effect on Seller) must have been obtained and must be in full force and effect.

         8.4 Additional Documents. Buyer must have caused the following documents to be delivered to Seller:

                  8.4.1 An opinion of Jaeckle Fleischmann & Mugel, LLP, dated the Closing Date, in the form of Exhibit E.

                  8.4.2 Such other documents as Seller may reasonably request for the purpose of (a) enabling its counsel to provide the opinion referred to in Section 7.4.1, (b) evidencing the accuracy of any representation or warranty of Buyer, (c) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (d) evidencing the satisfaction of any condition referred to in this
Article 8, or (e) otherwise facilitating the consummation of any of the Contemplated Transactions.

                  8.4.3 The Raw Product Supply Agreement, Reciprocal Co-Pack Agreement, Glass Beet Co-Pack Agreement, and Warehouse and Distribution Agreement.

         8.5 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Seller any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that is likely to have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

ARTICLE 9 - TERMINATION

         9.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

                  9.1.1 By either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

                  9.1.2 By Buyer if any of the conditions in Article 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date;

                  9.1.3 By Seller, if any of the conditions in Article 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

                  9.1.4    By mutual consent of Buyer and Seller; or

                  9.1.5 By either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before May 13, 1997 or such later date as the parties may agree upon in writing.

         9.2 Effect of  Termination.  Each party's  right of  termination  under
Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 11.1 and the Confidentiality Agreement will survive; provided, however, that if this Agreement is terminated by a party because of the willful Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's willful failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 10 - INDEMNIFICATION; REMEDIES

         10.1 Survival. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Memorandum, the supplements to the Disclosure Memorandum, and the certificate delivered pursuant to Section 2.5.2, and any other agreement executed and delivered pursuant to this Agreement will survive the Closing.

         10.2 Indemnification and Payment of Damages by Seller. Seller will indemnify and hold harmless Buyer and its Representatives, stockholders, and Related Persons and their respective successors, assigns, personal representatives, distributees and heirs (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), or expense (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively "Damages"), arising, directly or indirectly, from or in connection with:

                  10.2.1 Any Breach of any representation or warranty made by Seller in this Agreement, the Disclosure Memorandum, the supplements to the Disclosure Memorandum, or any certificate delivered by Seller pursuant to this Agreement, other than any such Breach that is disclosed in a supplement to the Disclosure Memorandum pursuant to Section 5.5 or in the certificate delivered pursuant to Section 2.5.2;

                  10.2.2 Any Breach by Seller of any covenant or obligation of Seller in this Agreement;

                  10.2.3 Any product shipped by, or any services provided by, Seller prior to the Closing Date;

                  10.2.4   Any Retained Liability; or

                  10.2.5 Any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller (or any Person acting on Seller's behalf) in connection with any of the Contemplated Transactions.

         10.3 Indemnification and Payment of Damages: Environmental Matters. In addition to the provisions of Section 10.2, Seller will indemnify and hold harmless Buyer and the other Indemnified Persons for, and will pay to Buyer and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with any of the following:

                  10.3.1 Any Environmental, Health, and Safety Liabilities arising out of or relating to: (a) (i) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) pertaining to the Business in which Seller has or had an interest, and/or (ii) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; and/or (b) (i) any Hazardous Materials or other contaminants, wherever located, that were generated, transported, stored, treated, Released, or otherwise handled by Seller at any time on or prior to the Closing Date, and/or (ii) any Hazardous Activities that were conducted by Seller at any time on or prior to the Closing Date; or

                  10.3.2 Any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Seller, to the extent arising from any Hazardous Activity conducted with respect to the Facilities or the operation of Seller prior to the Closing Date, and/or from Hazardous Material that was (i) present on or before the Closing Date on or at the Facilities (or present on any other property, if such Hazardous Material emanated from any of the Facilities on or prior to the Closing Date) and/or (ii) Released by Seller at any time on or prior to the Closing Date.

         10.4 Indemnification and Payment of Damages by Buyer. Buyer will indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any Assumed Liability, or (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

         10.5 Calculation of Damages. The rights of Indemnified Persons to indemnification and payment under Sections 10.2 and 10.3 and the amount of any Damages incurred by Indemnified Persons shall be reduced: (a) by the net amount any Indemnified Person recovers (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other third party liable for such Damages; and (b) where the issue giving rise to any such Damages was provided or reserved for in the Closing Schedule or gave rise to the payment of a post-closing adjustment amount as described in Section 2.8, by the amount of such reserve or payment. In calculating Damages pursuant to Section 10.2.1 with respect to Breach of a representation or warranty of Seller that is qualified as to materiality, such qualification shall be disregarded.

         10.6 Time Limitations. If the Closing occurs, Seller will have no liability (for indemnification under Section 10.2 or otherwise): (a) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.6, 3.10, and 10.3 unless on or before July 1, 1998 Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; or (b) with respect to Section 3.10 unless on or before the date the applicable Tax statute of limitations expires, Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. A claim for indemnification under Section 10.2 with respect to Section 3.6 or any covenant or obligation not to be performed and complied with prior to the Closing Date, or a claim for indemnification under Section 10.3, may be made at any time. If the Closing occurs, Buyer will have no liability (for indemnification under Section 10.4 or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the date one year after the Closing Date, Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.

         10.7     Limitations on Amount of Liability of Seller.

                  10.7.1 Seller will have no liability (for indemnification or otherwise) with respect to any individual matter or group of related matters described in Section 10.2.1, Section 10.2.3, Section 10.3 or, to the extent relating to any failure to perform or comply prior to the Closing Date, Section
10.2.2 unless the total of all Damages with respect to such individual matter or group of related matters exceeds $5,000. If such threshold is exceeded with respect to any individual matter or group of related matters, Seller shall have liability for the full amount of Damages with respect to such individual matter or group of related matters, subject to the limitations set forth in Sections
10.7.2 and 10.7.3.

                  10.7.2 Seller will have no liability (for indemnification or otherwise) with respect to the matters described in Section 10.2.1, Section
10.2.3, Section 10.3 or, to the extent relating to any failure to perform or comply prior to the Closing Date, Section 10.2.2 until the total of all Damages with respect to such matters exceeds $250,000, and then only for the amount by which such Damages exceed $250,000.

                  10.7.3 Seller will have no liability (for indemnification or otherwise) with respect to the matters described in Section 10.2.1, Section
10.2.3, Section 10.3 or, to the extent relating to any failure to perform or comply prior to the Closing Date, Section 10.2.2 to the extent the total of all Damages covered by such Sections exceeds an amount equal to one hundred percent of the Purchase Price.

         10.8     Procedure for Indemnification - Third Party Claims

                  10.8.1  Promptly after receipt by an  indemnified  party under
Section 10.2, 10.3, or 10.4 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

                  10.8.2 If any Proceeding referred to in Section 10.8.1 is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes, to assume the defense of such Proceeding. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. If the indemnifying party assumes the defense of a Proceeding, no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless the sole relief provided is monetary damages that are paid in full by the indemnifying party.

                  10.8.3 The indemnifying party will have no liability with respect to any compromise or settlement of claims effected without its consent.

                  10.8.4 Seller hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Seller with respect to such a claim anywhere in the world.

         10.9 Procedure for Indemnification - Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

         10.10 Exclusive Remedy. The exclusive remedy available to a party hereto in respect of the matters covered by Section 10.2, 10.3 or 10.4 hereof shall be to proceed in the manner and subject to the limitations contained in this Article 10.

ARTICLE 11 - GENERAL PROVISIONS

         11.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Buyer will pay the HSR Act filing fee and the cost of recording all instruments of transfer and conveyance. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a willful breach of this Agreement by another party.

         11.2 Bulk Sales Laws. Buyer waives compliance by Seller with any bulk sales law which may be applicable to the Contemplated Transactions.

         11.3 Books and Records. Buyer shall preserve all of Seller's Business Information and Records for the lesser of (a) six years after the Closing Date and (b) such period as Buyer would ordinarily preserve such records pursuant to its records retention policy then in effect. During such period Buyer shall make the such records available for examination (or for the making of copes or extracts), for any lawful purpose, by Seller and its Representatives at reasonable times so not to interfere with Buyer's business. In the event that prior to the end of six years after the Closing Date, Buyer decides to destroy any such records pursuant to its records retention policy then in effect, Buyer shall give Seller at least sixty days' notice of such decision during which time Seller may request and Buyer shall transfer to Seller or such all such records to be destroyed. If no such request is received by Buyer, Buyer may destroy such records about which notice has been given to Seller.

         11.4 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Seller agree. Buyer and Seller will consult with each other concerning the means by which the employees, customers, and suppliers of the Business and others having dealings with Seller pertaining to the Business will be informed of the Contemplated Transactions.

         11.5 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

         Seller:                    Curtice Burns Foods,Inc.
                                    ........90 Linden Place
                                    ........Rochester, New York 14625
                                    ........ATTN:  Dennis M. Mullen
                                    ........Facsimile (716) 383-1606

         with a copy to:   Harris Beach & Wilcox, LLP
                                    ........130 East Main Street
                                    ........Rochester, New York  14604
                                    ........Attention:  Thomas M. Hampson, Esq.
                                    ........Facsimile No.: (716) 232-6925

         Buyer:                     Seneca Foods Corporation
                                    ........1162 Pittsford-Victor Road
                                    ........Pittsford, New York 14534
                                    ........Attention:  Kraig H. Kayser
                                    ........Facsimile No.:  (716) 385-4249

         with a copy to:   Jaeckle Fleischmann & Mugel, LLP
                                    ........Fleet Bank Building
                                    ........Twelve Fountain Plaza
                                    ........Buffalo, New York  14202-2292
                                    ........Attention: William I. Schapiro, Esq.
                                    ........Facsimile No.: 716-856-0432

         11.6 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York, County of Monroe, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

         11.7 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         11.8 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         11.9 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the Confidentiality Agreement and other documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         11.10 Disclosure Memorandum. The disclosures in the Disclosure Memorandum, and those in any Supplement thereto, must identify the Section(s) of the Agreement to which they relate and shall apply to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement, except to the extent that the relevance to such other representation or warranty is manifest on the face of the Disclosure Memorandum or Supplement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Memorandum (other than an exception expressly set forth as such in the Disclosure Memorandum with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

         11.11 Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights or obligations under this Agreement without the prior consent of the other parties. Any purported assignment in violation of this Section shall be void and ineffective. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         11.12 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         11.13 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         11.14 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         11.15 Governing Law. This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

         11.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         11.17 Non-solicitation. The parties recognize that Buyer has paid substantial consideration for the Assets and the related Business and has made and expects to make other commitments in reliance upon its continuation of the Business, the value of which will be substantially diminished if Seller were to compete with Buyer with respect to the Business. In consideration of the Purchase Price and of other commitments by Buyer, Seller agrees as follows:

                  (i) For a period of 10 years after the Closing Date, Seller will not directly or indirectly, through any Representative, solicit any employee of Buyer or who is a Transferred Employee for the purpose of causing that employee to terminate employment with Buyer and to become employed by Seller or any of Seller's Affiliates.

                  (ii)     A  violation  by  Seller  of the  provisions  of this
                           Section 11.17 will cause irreparable harm to Seller, for which money damages alone will be inadequate. Seller therefore agrees that any court having jurisdiction may enter a preliminary or permanent restraining order or injunction against Seller in the event of actual or threatened breach of any of the provisions of this Section. Any such relief shall not preclude Buyer from seeking any other relief at law or equity with respect to any such claim.

                  (iii) If any provision of this Section is deemed to be in violation of any law or public policy, the remainder of this Section shall remain in full force and effect and shall continue to be binding upon Seller. If any term of this Section is deemed by any court to be unenforceable, the parties agree that the court shall substitute a reasonable, judicially enforceable limitation in place of the invalid provision in order to serve the intent of the parties as expressed herein.

         11.18 Modifications for Inventory Assignment. In the event that Buyer has assigned its right to purchase all or part of the Inventory as permitted by
Section 2.1, this Agreement shall be deemed modified as may be appropriate to permit Seller's delivery of the applicable Inventory to Buyer's assignee and payment by Buyer's assignee for that Inventory and to reflect the provisions of any sale agreement between Seller and Buyer's assignee which would have the effect of modifying this Agreement. All representations, warranties, covenants and indemnifications by Seller with respect to any items of Inventory which are purchased by Buyer's assignee and which are subsequently purchased by Buyer shall be enforceable by Buyer against Seller to the same extent as if Buyer had purchased those items from Seller on Closing, and Buyer may assert all the remedies which it would have had if Buyer had so purchased those items of Inventory on Closing.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                    ........     SENECA FOODS CORPORATION


                                                 By:/s/Philip G. Paras
                                                 Title: Vice President - Finance


                                                 CURTICE BURNS FOODS, INC.


                                                 By:/s/Earl Powers____
                                                 Title: Chief Financial Officer

                                    SCHEDULES


A.       Insurance Policies Included in Assigned Contracts

B.       Computer Equipment Included in Assets to be Purchased by Seneca







                                    EXHIBITS



A.       Allocation of Purchase Price
B.       Conflicts of Buyer
C.       Consents Obtained by Buyer
D.       Form of Opinion of Harris Beach & Wilcox, LLP
E.       Form of Opinion of Jaeckle Fleischmann & Mugel, LLP

                                   SCHEDULE A


                Insurance Policies Included As Assigned Contracts




                                      None

                                   SCHEDULE B


                      Computer Equipment Included in Assets



Attached list dated 4/9/97